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EXHIBIT 23 - CONSENT OF KPMG LLP

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Alternative Resources Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-85078, 333-12693, 333-84967 and 333-84969) on Form S-8 of Alternative
Resources Corporation of our report dated March 24, 2000, relating to the consolidated balance sheets of Alternative Resources Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report is incorporated by reference in the December 31, 1999 annual report on Form 10-K of Alternative Resources Corporation.

We also consent to the use of our report on the related consolidated financial statement schedule dated March 24, 2000 included herein.

/s/ KPMG LLP

Chicago, Illinois
March 29, 2000